Exhibit 15
July 14, 2021
The Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3 No.’s 333-229720, 333-230087 and 333-238725 and Form S-8 No.’s 333-142424, 333-149308, 333-154818, 333-151060 and 333-212525) of Delta Air Lines, Inc. for the registration of its securities of our report dated July 14, 2021 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2021.
/s/ Ernst & Young LLP